Exhibit 99.A2

UBS PATHFINDERS TRUST,

TREASURY AND GROWTH STOCK SERIES 32

TRUST INDENTURE AND AGREEMENT

Dated as of October 26, 2007

Incorporating

Standard Terms and Conditions of Trust

Dated as of July 1, 1997,

Between

UBS FINANCIAL SERVICES INC.

as Depositor

and

STATE STREET BANK AND TRUST COMPANY

as Trustee

THIS TRUST INDENTURE AND AGREEMENT dated as of October 26, 2007 between UBS Financial Services Inc., as Depositor and State Street Bank and Trust Company, as Trustee, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled “Standard Terms and Conditions of Trust” dated as of July 1, 1997 between the parties hereto (hereinafter called the “Standard Terms and Conditions of Trust” or the “Standard Terms”), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.

W I T N E S S E T H     T H A T :

Whereas, the parties hereto have heretofore or concurrently herewith entered into the Standard Terms and Conditions of Trust in order to facilitate creation of series of securities issued under a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 and the laws of the State of New York, each of which series will be composed of redeemable securities representing undivided interests in a trust fund composed of publicly traded common or preferred stocks issued by domestic or foreign companies, stripped United States Treasury obligations, or evidence thereof, and in certain cases, United States Treasury obligations and Restricted Securities as defined in the Standard Terms; and

WHEREAS, the parties hereto desire to reflect the corporate name change effective June 9, 2003 whereby the name “UBS PaineWebber Inc.” was changed to “UBS Financial Services Inc.”;

WHEREAS, the parties now desire to create the Thirtieth of the aforesaid series;

NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

Section 1. Incorporation of Standard Terms and Conditions of Trust. Subject to the provisions of Section 2 and 3 of this Trust Indenture and Agreement set forth below, all of the provisions of the Standard Terms are incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully to all intents and purposes as though said provisions had been set forth in full in this instrument. Unless otherwise stated, section references shall refer to sections in the Standard Terms.

Section 2. Corporate Name Change; Trustee Succession. All references to the name “UBS PaineWebber Inc.” in the Standard Terms shall be deleted and shall be replaced with the name “UBS Financial Services Inc.”. All references to Investors Bank & Trust Company shall be deleted and replaced by State Street Bank and Trust Company.

Section 3. Co-Trustee Change. All references to the name “The First National Bank of Chicago” as a “Co-Trustee” in the Standard Terms shall be deleted.

Section 4. Specific Terms of this Series. The following terms are hereby agreed to for this series of the UBS Pathfinders Trust, which series shall be known and designated as “UBS Pathfinders Trust, Treasury and Growth Stock Series 32”.

A. The Securities deposited pursuant to Section 2.02 are set forth in Schedule A hereto.

B. (1) The aggregate number of Units outstanding on the Initial Date of Deposit for this Series is 800,000.

(2) The initial fractional undivided interest represented by each Unit of this series shall initially be 1/800,000th of the Trust Fund. A receipt representing the total number of Units outstanding on the Initial Date of Deposit is being delivered by the Trustee to the Sponsor pursuant to Section 2.03 as amended by paragraph V. hereof.

C. The term “Record Date” shall mean November 10, 2007, and monthly thereafter, except that with respect to a distribution required by Section 2.02 (b), the Record Date shall be the last Business Day of the month during which the contract to purchase the Security fails and except that with respect to cash representing long-term capital gains held in the Capital Account the Record Date shall be each December 10.

Record Date shall also include such date or dates determined by the Sponsor and the Trustee as necessary or desirable and in the best interest of the Unitholders for federal or state tax purposes or for other purposes (hereinafter a “Special Record Date”) which date may replace a regularly scheduled Record Date if such regularly scheduled Record Date is within 30 days of a Special Record Date.

D. The term “Distribution Date” shall mean the 15th day following the Record Date, commencing November 25, 2007.

In the event a Special Record Date is declared, the Distribution Date shall also include such Date as is determined by the Sponsor and the Trustee to be the Distribution Date in respect of such Special Record Date.

E. The Discretionary Liquidation Amount shall be twenty per centum (20%) of the aggregate value of (i) the Securities originally deposited pursuant to Section 2.02 and (ii) any additional Securities deposited pursuant to Section 2.02(c).

F. The Mandatory Termination Date shall be May 30, 2022. The date on which the Trustee shall begin to sell equity Securities in accordance with Section 9.01 shall be May 15, 2022.

G. The Trustee’s annual compensation as referred to in Section 8.05 shall be $.0017 per Unit computed monthly based on the largest number of Units outstanding at any time during the preceding month.

H. The Sponsor’s annual compensation pursuant to Section 7.02 shall be computed as $.00035 per Unit, based on the largest number of Units outstanding at any time during the calendar year.

I. The balance in the Income Account below which no distribution need be made, as referred to in Section 3.04, is 0.1% of NAV. The balance in the Capital Account below which no distribution need be made, as referred to in Section 3.04, is $0.005 per Unit outstanding.

J. The calendar year to be specified pursuant to Section 3.05 shall be calendar year 2007, so that the Trustee’s first annual report will be furnished to Unitholders within a reasonable period of time following calendar year 2007.

K. The Trust hereby elects to qualify as a “grantor trust” under the Internal Revenue Code of 1986, as amended. The taxable year for this Trust shall end on December 31.

L. The Sponsor’s Initial Costs are estimated to be $.0050 per Unit.

M. The text of the introduction shall be amended by deleting the word “and” prior to clause (x) and inserting the following text following the term “(x)”:

“the Sponsor’s estimated Initial Costs amount, and (xi)”

N. The definition of “Initial Costs” as set forth below shall be added to the definitions contained in Article I:

“Initial Costs Shall have the meaning specified in Section 10.02(a)”.

O. 1. Section 1.01 is hereby amended as follows:

The definition of “Distribution Date” contained in Section 1.01 is hereby amended by deleting the definition in its entirety and substituting the following text in its place:

“Distribution Date: The date(s) specified as such in the Trust Indenture which may, if so specified therein, be different for Income Account Distributions (“Income Account Distribution Dates”) and Capital Account Distribution Dates (“Capital Account Distribution Dates”). If any distribution date does not fall on a Business Day, such distribution date shall be the next Business Day immediately following such specified distribution date.”

The definition of “Record Date” contained in Section 1.01 is hereby amended by deleting the definition in its entirety and substituting the following text in its place:

“Record Date: The record date for a Capital Account Distribution and/or an Income Account Distribution, as the case may be, specified as such in the Trust Indenture. Such record dates may be specified as Capital Account Record Dates or Income Account Record Dates as the case may be. If any record date does not fall on a Business Day, such record date shall be the Business Day immediately preceding such specified record date.”

P. Section 5.01 shall be amended by deleting the text of the clause (3) in its entirety under the term “Deduct” and inserting the following text in its place:

“cash allocated as of a date prior to the evaluation

then being made for distribution and in accordance with the

provisions of Section 10.02, the amounts allocated to the Sponsor for reimbursement of Initial Costs; and”

Q. Section 5.02 shall be amended by adding the following text to the first sentence of the second paragraph thereof prior to the word “Agreement”:

“, including, but not limited to, the expenses of the Trust as provided in Section 8.05 and the Initial Costs as provided in Section 10.02”.

R. Section 5.02 shall be amended by adding the following text to the last sentence of the second paragraph thereof prior to the word “first”:

“, including, but not limited to, the expenses of the Trust as provided in Section 8.05 and the Initial Costs as provided in Section 10.02”.

S. The text of Section 10.02 shall be deleted in its entirety and the following text shall be inserted in its place:

“Initial Organizational and Offering Costs. (a) Subject to reimbursement as hereinafter provided, the initial costs incurred in connection with the organization and establishment of the Trust and the sale of Units (the “Initial Costs”) shall be paid by the Sponsor, provided, however, that the liability on the part of the Sponsor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the Initial Date of Deposit. The Trustee shall pay to the Sponsor the Sponsor’s reimbursable Initial Costs in the manner set forth in subsections 10.02(d) and 10.02(e) below; such reimbursement of Initial Costs shall be for the account of the Unitholders of record at the conclusion of the initial offering period and shall not be reflected in the computation of Unit Value prior thereto.

(b) The Initial Costs paid by the Sponsor which are reimbursable to the Sponsor in accordance with this Section include, but are not limited to (1) the costs of the initial preparation, typesetting and execution of the registration statement, prospectuses (including preliminary prospectuses), the Indenture and other legal documents relating to the establishment of the Trust, and the costs of submitting such documents in electronic format to the Commission, (2) Commission and state Blue Sky registration fees for the initial registration of the Trust Units, (3) the cost of the initial audit of the Trust, (4) the legal costs incurred by the Sponsor and the Trustee related to any and all of the foregoing, and (5) other out-of-pocket expenses related to any and all of the foregoing, provided, however, that if so stated in the Prospectus for a Trust Fund, such Initial Costs shall not exceed the amount, if any, of the estimated costs per Unit set forth in the Prospectus.

(c) Costs and expenses incurred in the marketing and selling of the Trust Units, shall be paid for by the Sponsor but shall not be reimbursable to the Sponsor. Such costs and expenses include but are not limited to (1) those incurred with the printing of prospectuses (including preliminary prospectuses), (2) those incurred in the preparation and printing of brochures and other advertising or marketing materials, including any legal costs incurred in the review thereof, and (3) any other selling or promotional costs or expenses.

(d) Promptly after the conclusion of the initial public offering period, upon written certification to the Trustee, the Sponsor shall receive reimbursement for any of the Initial Costs set forth in subsection (b), in the manner set forth in subsection 10.02(e) below.

(e) Upon receipt of written certification from the Sponsor as set forth in subsection 10.02(d) the Trustee shall pay to the Sponsor from the assets of the Trust Fund, such Initial Costs. If so directed by the Sponsor, and upon receipt of directions to sell those Securities selected by the Sponsor, the Trustee shall sell those Securities having a value, as determined under Section 4.01 as of the date of such sale, sufficient for reimbursement of Initial Costs and shall distribute the proceeds of the sale to or upon the order of the Sponsor, but only to the extent of the Initial Costs as set forth in the Sponsor's certification delivered in accordance with paragraph (d) above.”

T. To the extent that any provision of the Standard Terms conflicts or is inconsistent with Section 10.02 and the provisions relating thereto, the Standard Terms shall be amended to be in substantial conformity with such Section and provisions.

U. The definition of “Evaluation Time” as set forth in Article I shall be amended to read as follows:

“Evaluation Time - The closing time of the regular trading session on the New York Stock Exchange, Inc. (ordinarily 4:00 pm New York time) or any other time as may be stated in current prospectus for this Trust, as may be amended from time to time.”

V. For purposes of this Trust, the In-Kind Distribution Amount shall be $500,000, and the Sponsor shall direct whether an In-Kind Distribution shall be made.

W. Units of this Trust shall not be held in certificated form. Section 2.03 is deleted in its entirety and the following text shall be inserted in its place:

“Section 2.03. Issuance of Units; Issuance of Certificates. (a) The Trustee acknowledges that the Securities and Contract Securities listed in Schedule A to the Trust Indenture have been deposited with the Trustee by the Sponsor on the date of the Trust Indenture and on the same date the Trustee has recorded on its books the ownership by the Sponsor of the aggregate number of Units specified in the Trust Indenture.”

(b) The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Sponsor at any time when the Sponsor is the only beneficial holder of Units, which revised number of Units shall be recorded by the Trustee on its books. The Trustee shall be entitled to rely on the Sponsor's direction as certification that no person other than the Sponsor has a beneficial interest in the Units and the Trustee shall have no liability to any person for action taken pursuant to such direction.

(c) The Trustee hereby agrees that on the date of any creation of Additional Units, it shall acknowledge that the additional Securities, and/or cash in respect thereof, have been deposited with it by recording on its books the ownership by the Sponsor of the number of Additional Units issued in respect of such additional Securities and/or cash.

(d) Units shall be held in uncertificated form unless the Trust Indenture provides otherwise and the Prospectus so indicates.

X. The third paragraph of Section 10.01 is deleted in its entirety and the following text shall be inserted in its place:

“The Trustee shall furnish written notification of the substance of any material amendment promptly after the execution thereof to each Unitholder then of record. Notice of other amendments shall be included in the annual report described in Section 3.05.”

Y. The Trustee’s address for notices under Section 10.06 is:

State Street Bank and Trust Company

Hancock Tower

200 Clarendon Street

Boston, MA 02116

Z. The Units of this Trust shall be subject to a Deferred Sales Charge paid in two (2) installments, in an amount, and that shall be paid in the manner, as set forth below and in the Prospectus. In the eighth (8th) month (May, 2008) the Deferred Sales Charge per 1,000 Units shall be $12.50, and in the eleventh (11th) month (August, 2008) of the Trust's life, the Deferred Sales Charge per 1,000 Units shall be $25.00, totaling $37.50 for such period.

AA. The Standard Terms are hereby further amended by adding new Section 3.12 in its entirety as follows:

“Section 3.12 Deferred Sales Charge. (a) If the Prospectus and the Trust Indenture for a Trust specify a Deferred Sales Charge, such Deferred Sales Charge shall accrue on the books of the Trust at such times as shall be specified in the Prospectus and shall be paid to the Sponsor either on or after the date of such accrual as shall be determined by the Sponsor, by withdrawing from the Income Account or the Capital Account, as the Prospectus may specify, an amount per Unit specified in the Prospectus and the Trust Indenture (the “Deferred Sales Obligation”) and crediting such Deferred Sales Obligation to a special, non-Trust account maintained for the benefit of the Sponsor by the Trustee; provided, that if the balances in the Income Account or the Capital Account are insufficient to make any such withdrawal, the Trustee shall, as directed by the Sponsor, to the extent of any such insufficiency, either (x) advanced funds and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Capital Account or (y) sell in accordance with instructions from the Sponsor, for the account of the Sponsor, Securities selected by the Sponsor, and distribute sale proceeds to the Sponsor to the extent of the Deferred Sales Obligation, provided that any amount of sale proceeds in excess of such amount shall be deposited in the Capital Account.

(b) If the Prospectus and the Trust Indenture provide for the payment of a contingent deferred sales charge or the unpaid balance of any Deferred Sales Charge upon a Unitholder's redemption of Units, the Trustee shall, on the Redemption Date, withhold from the Redemption Price payable to such Unitholder an amount equal to the contingent deferred sales charge or the unpaid portion of the Deferred Sales Charge, as the case may be, and distribute such amount to such special Sponsor’s account.

(c) The Sponsor may at any time instruct the Trustee in writing to distribute to the Sponsor cash or Securities previously credited to the special Sponsor’s account.”

BB. Section 5.02 of the Standard Terms is amended as follows: The sixth and seventh sentences of the first paragraph thereof are deleted in their entirety and replaced with the following sentence:

“Securities transactions of the Trust Fund will be placed by the Trustee with brokers or dealers in accordance with instructions received from the Sponsor, which may include the Sponsor and its affiliates, or, if no such instructions are given, with brokers or dealers chosen by the Trustee in its sole discretion.”

IN WITNESS WHEREOF, UBS Financial Services Inc. has caused this Trust Indenture and Agreement to be executed by one of its Directors and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, and State Street Bank and Trust Company has caused this Trust Indenture to be executed by one of its Authorized Signatories and its corporate seals to be hereto affixed and attested by one of its Authorized Signatories, all as of the date first above written.

UBS FINANCIAL SERVICES INC. as Depositor and Sponsor
SEAL
By
Director

Attest:

STATE OF NEW YORK)
:ss.:
COUNTY OF NEW YORK)

On this 26th day of October, 2007 before me personally appeared Richard Stewart , to me known, who being by me duly sworn, said that he is a Director of UBS Financial Services Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

By
Notary Public

STATE STREET BANK & TRUST COMPANY

SEAL

Attest:
By
Title:

SCHEDULE A TO TRUST INDENTURE

UBS PATHFINDERS TRUST
TREASURY AND GROWTH STOCK SERIES 32

SCHEDULE OF INVESTMENTS

As of Initial Date of Deposit, October 26, 2007

U.S. TREASURY OBLIGATIONS (54.40%)(1)

Name of Security	Coupon	Maturity Value	Maturity Date	Cost of Securities to Trust(2)
U.S. Treasury Interest Payments (3) (1.24%)	0%	$10,000	May 15, 2008	$ 9,790.17
U.S. Treasury Interest Payments (3) (2.45%)	0%	$20,000	August 15, 2008	19,437.13
U.S. Treasury Interest Payments (3) (50.71%)	0%	$800,000	May 15, 2022	401,680.00
Total U.S. Treasury Obligations				$430,907.30

COMMON STOCKS (45.60%) (1)

Primary Industry Source, Percentage of Aggregate Net Asset Value of the Trust and Name of Issuer	Number of Shares	Cost of Securities to Trust(1)(2)(3)
Beverages (1.16%)
The Coca-Cola Company	150	$9,195.00
Computers – Hardware/Software (4.53%)
Apple Inc.*	50	9,139.00
Hewlett-Packard Company	170	8,736.30
International Business Machines Corporation (IBM)	80	9,024.80
Microsoft Corporation	280	8,957.20
Cosmetics & Toiletries (2.29%)
Colgate-Palmolive Company	120	8,842.80
The Procter & Gamble Company	130	9,275.50
Cruise Lines (1.14%)
Carnival Corporation	190	9,011.70
Diversified Manufacturing Operations (2.36%)
3M Co.	110	9,469.90
General Electric Company	230	9,236.80
Electric (1.16%)
Emerson Electric Co.	180	9,192.60
Electric – Utility (1.19%)
Exelon Corporation	120	9,387.60
Electronics/Semi-Conductors (1.18%)
Intel Corporation	360	9,320.40
Financial Institutions/Banks (5.77%)
American Express Company	150	8,964.00
Bank of America Corporation	190	8,930.00
Bank of New York Mellon Corporation	200	9,582.00
Fannie Mae	160	9,161.60
The Goldman Sachs Group, Inc.	40	9,066.40
Foods (1.16%)
Kraft Foods Inc.	280	9,172.80
Industrial Gases (1.12%)
Air Products and Chemicals, Inc.	90	8,840.70

UBS PATHFINDERS TRUST
TREASURY AND GROWTH STOCK SERIES 32

SCHEDULE OF INVESTMENTS (Continued)

As of Initial Date of Deposit, October 26, 2007

Primary Industry Source, Percentage of Aggregate Net Asset Value of the Trust and Name of Issuer	Number of Shares	Cost of Securities to Trust(1)(2)(3)
Insurance – Property/Casualty (1.18%)
The Travelers Companies, Inc.	180	$9,313.20
Medical – Products (2.27%)
Johnson & Johnson	140	8,953.00
Medtronic, Inc.	190	9,061.10
Networking Products (1.14%)
Cisco Systems, Inc.*	290	9,042.20
Oil/Gas (4.60%)
Apache Corporation	100	9,403.00
ConocoPhillips	110	9,205.90
Occidental Petroleum Corporation	130	8,976.50
Schlumberger Limited	90	8,829.00
Pharmaceuticals (3.43%)
Bristol-Myers Squibb Company	310	9,101.60
Gilead Sciences, Inc.*	200	9,102.00
Schering-Plough Corporation	300	9,000.00
Retail – Discount (2.34%)
Target Corporation	150	9,346.50
Wal-Mart Stores, Inc.	210	9,214.80
Retail – Restaurants (1.17%)
McDonald’s Corporation	160	9,291.20
Super-Regional Banks – US (2.29%)
Wachovia Corporation	200	9,018.00
Wells Fargo & Company	270	9,128.70
Telecommunications (1.14%)
AT&T Inc.	220	9,020.00
Transport – Rail (0.96%)
Union Pacific Corporation	60	7,636.80
Transport – Services (1.17%)
FedEx Corp.	90	9,297.00
Web Portals (0.85%)
Google Inc.*	10	6,685.10
Total Common Stocks		$361,132.70
TOTAL INVESTMENTS		$792.040.00

(1)	All Securities are represented entirely by contracts to purchase Securities.
(2)	Valuation of Securities by the Trustee was made as described in ‘‘Valuation’’ as of the close of business on the Business Day prior to the Initial Date of Deposit. The bid side evaluation of the Treasury Obligations on the Business Day prior to the Initial Date of Deposit was $427,468.
(3)	This security does not pay interest. On the maturity date thereof, the entire maturity value becomes due and payable. Generally, a fixed yield is earned on such security which takes into account the semi-annual compounding of accrued interest. (See ‘‘The Trust’’ and ‘‘Federal Income Taxes’’ herein.)
(4)	It is anticipated that principal received upon the sale or maturity of these securities will be applied to the payment of the investors’ deferred sales charge.
(5)	The gain to the Sponsor on the Initial Date of Deposit was $570.
*	Non-income producing.